Exhibit 99.1

   ------------------Press Release, dated September 17, 2004------------------

                                                           FOR IMMEDIATE RELEASE

           CARNIVAL CORPORATION & PLC REPORTS RECORD THIRD QUARTER AND
                               NINE MONTH EARNINGS

                      Quarterly Net Income Tops $1 Billion

      MIAMI (September 17, 2004) -- Carnival Corporation & plc (NYSE/LSE: CCL;
NYSE: CUK) reported record net income of $1.03 billion, or $1.23 diluted EPS, on revenues of $3.2 billion for its third quarter ended August 31, 2004 compared to net income of $734 million, or $0.90 diluted EPS, on revenues of $2.5 billion for the same quarter in 2003.

      Net income for the nine months ended August 31, 2004 was also a record at $1.56 billion, or $1.90 diluted EPS, on revenues of $7.5 billion, compared to pro forma net income of $1.01 billion, or $1.25 diluted EPS, on pro forma revenues of $5.8 billion for the same period in 2003. Reported net income and diluted EPS for the nine months ended August 31, 2003 were $989 million and $1.42, respectively.

      Net revenue yields (net revenue per available lower berth day) for the third quarter of 2004 increased 10.9 percent compared to net revenue yields in the prior year, primarily due to higher cruise ticket prices and on-board revenue and, to a lesser extent, the weak U.S. dollar relative to the euro and sterling. Net revenue yields as measured on a local currency basis ("constant dollar basis") increased 8.3 percent over the same period last year. Gross revenue yields increased 10.1 percent.

      Net cruise costs per available lower berth day ("ALBD") for the third quarter of 2004 were up 3.2 percent compared to costs for the same period last year, primarily due to the impact of the weak dollar and higher fuel costs. On a constant dollar basis, net cruise costs per ALBD increased 0.8 percent from the same period last year largely due to higher fuel costs. Gross cruise costs per ALBD increased 4.4 percent compared to the prior year.

      Commenting on the third quarter results, Carnival Corporation & plc chairman and CEO Micky Arison said that he continues to be very pleased with the company's performance. "This record-breaking quarter is a testament to the success of the merger with P&O Princess Cruises last year. It is our best quarter ever and the first time we have earned more than a billion dollars in a single quarter. All of our major cruise brands in North America and Europe are performing well, building confidence in our outlook for the combined group for 2005," Arison added.

      During the third quarter, in a move to optimize asset utilization for the group, Carnival Cruise Lines' Jubilee was transferred to P&O Cruises Australia, more than doubling the size of the brand's operations in the region. The ship will be renamed Pacific Sun and will be the largest cruise ship based year-round in Australia. Pacific Sun is undergoing a major refurbishment before beginning seven- to 14-day South Pacific cruises from Sydney.

      Also during the quarter, the company began the restructuring of Cunard Line's North American organization, which will be relocated to Santa Clarita, Calif., where Princess Cruises is based, by December 2004. As a result, Cunard will share administrative, finance and IT functions with Princess in an effort to streamline operations and maximize efficiencies. This follows a similar restructuring in the United Kingdom, where Cunard's UK operations were combined with those of the other Carnival Corporation & plc UK brands. As previously announced, the relocation is expected to reduce future overhead costs by approximately $20 million on an annual basis.

Comments on Full Year and Fourth Quarter 2004

      Looking forward, Arison said that he is equally pleased with the outlook for the full year 2004. "We are on track to achieve a record increase in revenue yields this year of approximately 9 percent, while absorbing an extraordinarily high 17 percent capacity increase," Arison added.

      For the fourth quarter of 2004, advance booking levels are higher versus prior year's levels on a capacity adjusted basis, with pricing also ahead of last year. As a result, the company expects that net revenue yields for the fourth quarter of 2004 will increase approximately 7 to 9 percent (5 to 7 percent on a constant dollar basis), compared to last year's fourth quarter, despite the negative effect of Hurricane Frances. Net cruise costs per ALBD in the fourth quarter of 2004 are expected to be up 6 to 8 percent (4 to 6 percent on a constant dollar basis), compared to 2003 primarily due to higher fuel costs, costs associated with the Cunard reorganization and costs related to the hurricane. Based on these estimates, the company expects earnings per share for the fourth quarter of 2004 to be in the range of $0.30 to $0.32. The company's guidance includes the estimated impact of Hurricane Frances of between $0.03 to $0.04 per share, as well as the cost of the aforementioned Cunard relocation of between $0.01 to $0.02 per share, both of which will primarily impact the 2004 fourth quarter. The company's current guidance is based on an exchange rate of $1.23 to the euro and $1.82 to sterling.

      The company has one ship scheduled to enter service during the fourth quarter of 2004. Costa Cruises' 2,702-passenger Costa Magica, which will be one of the largest European passenger vessels, will operate a series of European cruises beginning November 10, 2004.

      The company has scheduled a conference call with analysts at 10 a.m. EDT (15.00 London time) today to discuss its 2004 third quarter earnings. This call can be listened to live and additional information can be obtained via Carnival Corporation & plc's Web sites at www.carnivalcorp.com and www.carnivalplc.com.

      Carnival Corporation and P&O Princess plc entered into a dual listed company ("DLC") structure on April 17, 2003, which effectively made Carnival Corporation and P&O Princess plc a single economic entity. Also on that date, P&O Princess plc changed its name to Carnival plc. For reporting purposes, Carnival Corporation has accounted for the DLC transaction as an acquisition of Carnival plc as of April 17, 2003.

      Carnival Corporation & plc is the largest cruise vacation group in the world, with a portfolio of 12 cruise brands in North America, Europe and Australia, comprised of Carnival Cruise Lines, Holland America Line, Princess Cruises, Seabourn Cruise Line, Windstar Cruises, AIDA, Costa Cruises, Cunard Line, Ocean Village, P&O Cruises, Swan Hellenic, and P&O Cruises Australia.

      Together, these brands operate 77 ships totaling more than 128,000 lower berths with eight new ships scheduled for delivery between November 2004 and December 2006. Carnival Corporation & plc also operates the leading tour companies in Alaska and the Canadian Yukon, Holland America Tours and Princess Tours. Traded on both the New York and London Stock Exchanges, Carnival Corporation & plc is the only group in the world to be included in both the S&P 500 and the FTSE 100 indices.

******************************************************************************

Cautionary note concerning factors that may affect future results

Some of the statements contained in this earnings release are "forward-looking statements" that involve risks, uncertainties and assumptions with respect to Carnival Corporation & plc, including some statements concerning future results, plans, outlook, goals and other events which have not yet occurred. These statements are intended to qualify for the safe harbors from liability provided by Section 27A of the Securities Act of 1933 and Section 27E of the Securities Exchange Act of 1934. You can find many, but not all, of these statements by looking for words like "will," "may," "believes," "expects," "anticipates," "forecast," "future," "intends," "plans," and "estimates" and for similar expressions. Because forward-looking statements involve risks and uncertainties, there are many factors that could cause Carnival Corporation & plc's actual results, performance or achievements to differ materially from those expressed or implied in this earnings release. Forward-looking statements include those statements which may impact the forecasting of earnings per share, net revenue yields, booking levels, pricing, occupancy, operating, financing and tax costs, costs per available lower berth day, estimates of ship depreciable lives and residual values, outlook or business prospects. These factors include, but are not limited to, the following: risks associated with the DLC structure, including the uncertainty of its tax status; general economic and business conditions, which may impact levels of disposable income of consumers and the net revenue yields for cruise brands of Carnival Corporation & plc; conditions in the cruise and land-based vacation industries, including competition from other cruise ship operators and providers of other vacation alternatives and increases in capacity offered by cruise ship and land-based vacation alternatives; risks associated with operating internationally; the international political and economic climate, armed conflicts, terrorist attacks and threats thereof, availability of air service, other world events and adverse publicity, and their impact on the demand for cruises; accidents and other incidents affecting the health, safety, security and vacation satisfaction of passengers; the ability of Carnival Corporation & plc to implement its shipbuilding programs and brand strategies and to continue to expand its business worldwide; the ability of Carnival Corporation & plc to attract and retain qualified shipboard crew and maintain good relations with employee unions; the ability to obtain financing on terms that are favorable or consistent with Carnival Corporation & plc's expectations; the impact of changes in operating and financing costs, including changes in foreign currency and interest rates and fuel, food, payroll, insurance and security costs; changes in the tax, environmental, health, safety, security and other regulatory regimes under which Carnival Corporation & plc operates; continued availability of attractive port destinations; the ability to successfully implement cost improvement plans and to integrate business acquisitions; continuing financial viability of Carnival Corporation & plc's travel agent distribution system; and unusual weather patterns or natural disasters.

Forward-looking statements should not be relied upon as a prediction of actual results. Subject to any continuing obligations under applicable law or any relevant listing rules, Carnival Corporation & plc expressly disclaims any obligation to disseminate, after the date of this release, any updates or revisions to any such forward-looking statements to reflect any change in expectations or events, conditions or circumstances on which any such statements are based.

MEDIA CONTACTS                                  INVESTOR RELATIONS CONTACT
US                                              US/UK

Carnival Corporation & plc                      Carnival Corporation & plc
Tim Gallagher                                   Beth Roberts
1 305 599 2600, ext. 16000                      1 305 406 4832

UK

Brunswick
Sophie Fitton/Sarah Tovey
44 (0) 20 7404 5959

2004 Third Quarter Earnings

                           CARNIVAL CORPORATION & PLC
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                               Three Months Ended August 31,         Nine Months Ended August 31,
                                               -----------------------------         ----------------------------
                                                 Reported       Reported        Reported       Pro Forma       Reported
                                                 --------      -----------      ---------     -----------     -----------
                                                 2004 (1)      2003 (1)(3)       2004 (1)     2003 (2)(3)     2003 (1)(3)
                                                 --------      -----------      ---------     -----------     -----------
                                                                  (in millions, except per share data)
Revenues
     Cruise
         Passenger tickets                      $   2,444       $   1,863       $   5,663       $   4,364       $   3,671
         Onboard and other                            579             467           1,555           1,183           1,003
     Other                                            222             194             267             233             227
                                                ---------       ---------       ---------       ---------       ---------
                                                    3,245           2,524           7,485           5,780           4,901
                                                ---------       ---------       ---------       ---------       ---------
Costs and Expenses
     Operating
          Cruise
               Commissions, transportation
                    and other                         467             361           1,227             954             748
               Onboard and other                       92              83             270             205             155
               Payroll and related                    253             218             739             616             520
               Food                                   149             118             412             328             276
               Other ship operating                   468             369           1,285           1,056             864
          Other                                       140             129             183             170             162
                                                ---------       ---------       ---------       ---------       ---------
          Total                                     1,569           1,278           4,116           3,329           2,725
     Selling and administrative                       306             261             944             820             650
     Depreciation and amortization                    210             176             599             479             417
                                                ---------       ---------       ---------       ---------       ---------
                                                    2,085           1,715           5,659           4,628           3,792
                                                ---------       ---------       ---------       ---------       ---------
Operating Income                                    1,160             809           1,826           1,152           1,109
                                                ---------       ---------       ---------       ---------       ---------

Nonoperating (Expense) Income
     Interest income                                    3               7              12              22              20
     Interest expense, net of capitalized
        interest                                      (76)            (58)           (212)           (159)           (129)
     Other (expense) income, net                       (2)              5              (9)             12               9
                                                ---------       ---------       ---------       ---------       ---------
                                                      (75)            (46)           (209)           (125)           (100)
                                                ---------       ---------       ---------       ---------       ---------
Income Before Income Taxes                          1,085             763           1,617           1,027           1,009

Income Tax Expense, Net                               (60)            (29)            (56)            (17)            (20)
                                                ---------       ---------       ---------       ---------       ---------
Net Income                                      $   1,025       $     734       $   1,561       $   1,010       $     989
                                                =========       =========       =========       =========       =========
Earnings Per Share
    Basic                                       $    1.28       $    0.92       $    1.95       $    1.27       $    1.43
                                                =========       =========       =========       =========       =========
    Diluted                                     $    1.23       $    0.90       $    1.90       $    1.25       $    1.42
                                                =========       =========       =========       =========       =========

Dividends Per Share                             $   0.125       $   0.105       $   0.375       $   0.315       $   0.315
                                                =========       =========       =========       =========       =========
Weighted-Average Shares
   Outstanding - Basic                            803,083         797,015         801,832         795,986         690,949
                                                =========       =========       =========       =========       =========
Weighted-Average Shares
   Outstanding - Diluted                          840,230         818,191         833,241         805,615         698,696
                                                =========       =========       =========       =========       =========

(1) The reported results for the three and nine months 2004 and the three months 2003 included Carnival Corporation and Carnival plc for the entire period. The 2003 nine month reported results only included Carnival plc since April 17, 2003, when the DLC transaction was completed.

(2) See note (1) to the Carnival Corporation & plc "Reported and Pro Forma GAAP Reconciling Information."

(3) Reclassifications have been made to certain 2003 amounts to conform to the current period presentation.

2004 Third Quarter Earnings

                           CARNIVAL CORPORATION & PLC
                  SELECTED STATISTICAL AND SEGMENT INFORMATION

                                            Three Months Ended August 31,            Nine Months Ended August 31,
                                            -----------------------------            ----------------------------
                                              Reported        Reported          Reported        Pro Forma        Reported
                                              --------       -----------       ----------      -----------      -----------
                                              2004 (1)       2003 (1)(3)         2004 (1)      2003 (2)(3)      2003 (1)(3)
                                              --------       -----------       ----------      -----------      -----------
                                                              (in millions, except statistical information)
STATISTICAL INFORMATION
      Passengers carried                       1,849,447       1,595,694        4,762,315        4,056,383        3,671,480
      Available lower berth days (4)          11,684,117       9,915,347       32,867,217       27,625,601       23,380,677
      Occupancy percentage                         110.2%          109.8%           105.2%           103.1%           104.4%

SEGMENT INFORMATION
      Revenues
          Cruise                            $      3,023     $     2,330     $      7,218     $      5,547     $      4,674
          Other                                      301             257              355              309              303
          Intersegment elimination                   (79)            (63)             (88)             (76)             (76)
                                            ------------     -----------     ------------     ------------     ------------
                                            $      3,245     $     2,524     $      7,485     $      5,780     $      4,901
                                            ============     ===========     ============     ============     ============
      Operating expenses
          Cruise                            $      1,429     $     1,149     $      3,933     $      3,159     $      2,563
          Other                                      219             192              271              246              238
          Intersegment elimination                   (79)            (63)             (88)             (76)             (76)
                                            ------------     -----------     ------------     ------------     ------------
                                            $      1,569     $     1,278     $      4,116     $      3,329     $      2,725
                                            ============     ===========     ============     ============     ============

      Selling and administrative expenses
          Cruise                            $        292     $       249     $        902     $        783     $        622
          Other                                       14              12               42               37               28
                                            ------------     -----------     ------------     ------------     ------------
                                            $        306     $       261     $        944     $        820     $        650
                                            ============     ===========     ============     ============     ============

      Operating income
          Cruise                            $      1,098     $       764     $      1,800     $      1,143     $      1,085
          Other                                       62              45               26                9               24
                                            ------------     -----------     ------------     ------------     ------------
                                            $      1,160     $       809     $      1,826     $      1,152     $      1,109
                                            ============     ===========     ============     ============     ============

(1) The reported information for the three and nine months 2004 and the three months 2003 included Carnival Corporation and Carnival plc for the entire period. The 2003 nine month reported results only included Carnival plc since April 17, 2003.

(2) See note (1) to the Carnival Corporation & plc "Reported and Pro Forma GAAP Reconciling Information."

(3) Reclassifications have been made to certain 2003 amounts to conform to the current period presentation.

(4) Available lower berth days ("ALBDs") is the total passenger capacity for the period, assuming two passengers per cabin, that we offer for sale, which is computed by multiplying passenger capacity by revenue-producing ship operating days in the period.

2004 Third Quarter Earnings

                           CARNIVAL CORPORATION & PLC
               REPORTED AND PRO FORMA GAAP RECONCILING INFORMATION

We use net revenue yields to measure our cruise segment revenue performance. Gross and net revenue yields were computed by dividing the gross or net cruise revenues, without rounding, by ALBDs as follows:

                                             Three Months Ended August 31,                 Nine Months Ended August 31,
                                             -----------------------------                 ----------------------------
                                              Reported           Reported          Reported          Pro Forma           Reported
                                              --------           --------          --------          ---------           --------
                                                2004               2003              2004            2003 (1)              2003
                                                ----               ----              ----            --------              ----
                                                                   (in millions, except ALBDs and yields)
Cruise revenues
    Passenger tickets                       $      2,444       $     1,863       $      5,663       $      4,364       $      3,671
    Onboard and other                                579               467              1,555              1,183              1,003
                                            ------------       -----------       ------------       ------------       ------------
Gross cruise revenues                              3,023             2,330              7,218              5,547              4,674
Less cruise costs
    Commissions, transportation and other           (467)             (361)            (1,227)              (954)              (748)
    Onboard and other                                (92)              (83)              (270)              (205)              (155)
                                            ------------       -----------       ------------       ------------       ------------
Net cruise revenues                         $      2,464       $     1,886       $      5,721       $      4,388       $      3,771
                                            ============       ===========       ============       ============       ============

ALBDs                                         11,684,117         9,915,347         32,867,217         27,625,601         23,380,677
                                            ============       ===========       ============       ============       ============

Gross revenue yields (2)                    $     258.75       $    234.95       $     219.61       $     200.79       $     199.92
                                            ============       ===========       ============       ============       ============

Net revenue yields (2)                      $     210.87       $    190.20       $     174.05       $     158.85       $     161.32
                                            ============       ===========       ============       ============       ============

We use net cruise costs per ALBD to monitor our ability to control our cruise segment costs. Gross and net cruise costs per ALBD were computed by dividing the gross or net cruise costs, without rounding, by ALBDs as follows:

                                                   Three Months Ended August 31,            Nine Months Ended August 31,
                                                   -----------------------------            ----------------------------
                                                     Reported         Reported        Reported        Pro Forma         Reported
                                                     --------         --------        --------        ---------         --------
                                                       2004             2003            2004           2003 (1)           2003
                                                       ----             ----            ----           --------           ----
                                                                  (in millions, except ALBDs and costs per ALBD)
Cruise operating expenses                          $      1,429     $     1,149     $      3,933     $      3,159    $      2,563
Cruise selling and administrative expenses                  292             249              902              783             622
                                                   ------------     -----------     ------------     ------------    ------------
Gross cruise costs                                        1,721           1,398            4,835            3,942           3,185
Less cruise costs included in net cruise
    revenues
        Commissions, transportation and other              (467)           (361)          (1,227)            (954)           (748)
        Onboard and other                                   (92)            (83)            (270)            (205)           (155)
                                                   ------------     -----------     ------------     ------------    ------------
Net cruise costs                                   $      1,162     $       954     $      3,338     $      2,783    $      2,282
                                                   ============     ===========     ============     ============    ============

ALBDs                                                11,684,117       9,915,347       32,867,217       27,625,601      23,380,677
                                                   ============     ===========     ============     ============    ============

Gross cruise costs per ALBD (2)                    $     147.25     $    141.04     $     147.12     $     142.66    $     136.22
                                                   ============     ===========     ============     ============    ============

Net cruise costs per ALBD (2)                      $      99.36     $     96.28     $     101.56     $     100.72    $      97.62
                                                   ============     ===========     ============     ============    ============

2004 Third Quarter Earnings

          NOTES TO REPORTED AND PRO FORMA GAAP RECONCILING INFORMATION

(1) The pro forma information gives pro forma effect to the DLC transaction between Carnival Corporation and Carnival plc, which was completed on April 17, 2003, as if the DLC transaction had occurred on December 1, 2002. Management has prepared the pro forma information based upon the companies' reported financial information and, accordingly, the above information should be read in conjunction with the companies' financial statements, as well as pro forma information included in the companies' joint Current Report on Form 8-K filed on March 5, 2004.

      The DLC transaction has been accounted for as an acquisition of Carnival plc by Carnival Corporation, using the purchase method of accounting. The Carnival plc accounting policies have been conformed to Carnival Corporation's policies. Carnival plc's reporting period has been changed to the Carnival Corporation reporting period and the pro forma information covers the same periods of time for both companies.

      The pro forma information has not been adjusted to reflect any net transaction benefits from the DLC transaction. In addition, it excludes $51 million for the nine months ended August 31, 2003 of nonrecurring DLC transaction costs, which were expensed by Carnival plc prior to April 17, 2003. The exclusion of these nonrecurring costs is consistent with the requirements of Article 11 of Regulation S-X. The 2003 pro forma information was computed by adding Carnival plc's 2003 results, adjusted for acquisition adjustments (reductions of $12 million of depreciation expense and $3 million of interest expense for the nine months ended August 31, 2003) to the 2003 Carnival Corporation reported results. Finally, the pro forma information does not purport to represent what the results of operations actually could have been if the DLC transaction had occurred on December 1, 2002 or what those results will be for any future periods.

(2) In the cruise industry, most companies, including Carnival Corporation & plc, generally consider net cruise revenues, which is used in the computation of net revenue yields, to be a commonly used indicator of revenue performance rather than gross cruise revenues. Also, net cruise costs, which is used in the computation of net cruise costs per ALBD, is considered to be the most significant measure used to monitor our ability to control costs rather than gross cruise costs.

      We have not provided estimates of future gross revenue yields or future gross cruise costs per ALBD because the reconciliations of forecasted net cruise revenues to forecasted gross cruise revenues or forecasted net cruise costs to forecasted cruise operating expenses would require us to forecast, with reasonable accuracy, the amount of air and other transportation costs that our forecasted cruise passengers would elect to purchase from us (the "air/sea mix"). Since the forecasting of future air/sea mix involves several significant variables that are relatively difficult to forecast and the revenues from the sale of air and other transportation approximate the costs of providing that transportation, management focuses primarily on forecasts of net cruise revenues and costs rather than gross cruise revenues and costs. This does not impact, in any material respect, our ability to forecast our future results, as any variation in the air/sea mix has no material impact on our forecasted net cruise revenues or forecasted net cruise costs. As such, management does not believe that this reconciling information would be meaningful.

                                       ###